Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Cantel Medical Corp. Registration Statements (Form S-3 No. 33-73492) and in the related Prospectus and (Form S-8 Nos. 33-73446, 33-04495, 333-20819 and 333-57232) of our reports dated October 12, 2005, with respect to the consolidated financial statements and schedule of Cantel Medical Corp., Cantel Medical Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cantel Medical Corp., included in this Annual Report (Form 10-K) for the year ended July 31, 2005.

/s/ Ernst & Young LLP

MetroPark, New Jersey

October 12, 2005